Exhibit 10.6

FIFTH AMENDMENT TO

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

DUKE REALTY LIMITED PARTNERSHIP

                The undersigned, as the General Partner of Duke Realty Limited Partnership (the “Partnership”), hereby amends the Partnership’s Second Amended and Restated Agreement of Limited Partnership, as heretofore amended (the “Partnership Agreement”), pursuant to Sections 4.02(a) and 9.05(a)(v) of the Partnership Agreement, to add a new Exhibit P to read as provided in the attached Exhibit P. In all other respects, the Partnership Agreement shall continue in full force and effect as amended hereby. Any capitalized terms used in this Amendment and not defined herein have the meanings given to them in the Partnership Agreement.

Dated: August 25, 2003	DUKE REALTY LIMITED PARTNERSHIP

	By:	DUKE REALTY CORPORATION,
general partner

		By:	/s/ Matthew A. Cohoat
Matthew A. Cohoat
Senior Vice President and
Corporate Controller

Exhibit P

                Series J Preferred Units.  Pursuant to the authority granted under Section 4.02(a) of the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 6.625% Series J Cumulative Redeemable Preferred Units (liquidation preference $250.00 per unit) (the “Series J Preferred Units”) on the terms set forth in this Exhibit P. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

                (a)           Number.  The number of authorized units of the Series J Preferred Units shall be 460,000 and shall at all times be equal to the number of 6.625% Series J Cumulative Redeemable Preferred Shares (“Series J Preferred Shares”) issued by the General Partner and then outstanding. Series J Preferred Units shall be issued only to and held only by the General Partner.

                (b)           Relative Seniority.  In respect of rights to receive Distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series J Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership (“Parity Units”) as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per unit thereof are different from those of the Series J Preferred Units) if the holders of such class or series of Units and Series J Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per unit or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series J Preferred Units (collectively, “Junior Units”) and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series J Preferred Units (collectively, “Fully Junior Units”). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit P shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series J Preferred Units.

                (c)           Distributions.

                                (1)           The General Partner, as holder of the then outstanding Series J Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at the rate of 6.625% of the liquidation preference per unit per year, payable quarterly in equal amounts of $4.140625 per unit in cash on the last calendar day of each February, May, August and November or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a

“Distribution Period”), provided, however, that the first Distribution on the Series J Preferred Units will be paid on December 1, 2003. Distributions shall be payable to the General Partner, as holder of the Series J Preferred Units, at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any Distribution payable for any partial Distribution Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on each Series J Preferred Unit shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such Distributions or (ii) such Distributions are authorized. Distributions paid on the Series J Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such Series J Preferred Units shall be allocated pro rata on a per unit basis among all such Series J Preferred Units at the time outstanding. Except as provided in the last sentence of this paragraph, unless the full cumulative Distributions on the Series J Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other Units ranking junior to or on a parity with the Series J Preferred Units as to Distributions or upon liquidation, nor shall any Common Units or any other Units ranking junior to or on a parity with the Series J Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such Units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such Units of the Partnership ranking junior to the Series J Preferred Units as to Distributions and upon liquidation). If accrued Distributions on the Series J Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series J Preferred Units for any Distribution Period and on any series of Preferred Units at the time outstanding ranking on a parity as to the Distributions with the Series J Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series J Preferred Units and such series of Preferred Units at the time outstanding ranking on a parity as to Distributions with the Series J Preferred Units.

                “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                                (2)           The amount of any Distributions accrued on any Series J Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series J Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 6.625% per unit for the period after such last preceding Quarterly Distribution Date, to and including the date as of which the calculation is made, based on a 360-day year consisting of twelve 30-day months.

                                (3)           Except as provided in this Exhibit P, the Series J Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

                                (4)           Any Distribution made on the Series J Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such Series J Preferred Units that remains payable.

                                (5)           If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series J Preferred Units shall be the amount that the total Distributions paid or made available to the holder of the Series J Preferred Units for the year bears to the Total Distributions.

                                (6)           No Distributions on the Series J Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, Distributions on the Series J Preferred Units will accrue whether or not there are funds legally available for the payment of such Distributions or such Distributions are authorized.

                (d)           Liquidation Rights.

                                (1)           Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series J Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units or any Fully Junior Units, the amount of $250.00 per Series J Preferred Unit, plus an amount equal to any accrued and unpaid Distributions thereon to the date of such liquidation, dissolution or winding up.

                                (2)           After payment of the full amount of the liquidating distributions provided for in this Exhibit P to the holder of the Series J Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership.

                                (3)           If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the liquidating distributions of the Series J Preferred Units and any other Units of the Partnership ranking as to any such distribution on a parity with the Series J Preferred Units are not paid in full, the holders of the Series J Preferred Units and of such other Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they are entitled.

                                (4)           Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, the merger or consolidation of the Partnership into or with any other entity nor the merger or consolidation of any other entity into or with the Partnership shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit P.

                (e)           Redemption by the Partnership.

                                (1)           Redemption.  The Series J Preferred Units are not redeemable prior to August 25, 2008. On or after August 25, 2008, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series J Preferred Units at a price per unit, payable in cash, of $250.00, together with all accrued and unpaid Distributions thereon, without interest, to and including the date fixed for redemption. The Series J Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

                                (2)           Procedures of Redemption.  At any time that the General Partner exercises its right to redeem all or any of the Series J Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series J Preferred Units.

                (f)            Voting Rights.  Except as required by law, the General Partner, in its capacity as the holder of the Series J Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

                (g)           General.  The rights of the General Partner, in its capacity as holder of the Series J Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series J Preferred Units.